UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 6, 2013

(Date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANANGEMENTS OF CERTAIN OFFICERS

On August 6, 2013, the Board of Directors of MusclePharm Corporation, a Nevada corporation ("MusclePharm" or the “Company”), appointed both Richard Estalella and Daniel J. McClory to serve on the Company’s Board of Directors. The Board of Directors has determined that Mr. McClory is an independent director pursuant to the rules of the NASDAQ Stock Market.

Richard Estalella joined the Company as Chief Operating Officer in April 2013. Mr. Estalella served as Senior Vice President of Operations at Arbonne International, LLC since 2005. Mr. Estalella was instrumental in Arbonne’s expansion operations and distribution upgrades and was responsible for all warehouse and distribution facilities, facilities maintenance departments and Customer Service. Previously, between 1998 and 2005, he owned a consulting business specializing in retail, operations, warehousing and distribution. Prior to that, Mr. Estalella served as Senior Vice President of Warehouse Operations for Office Depot between 1987 and 1998 and established many of its retail markets, along with its nationwide distribution center network also helped grow it into a $9 billion company.

Daniel McClory has been a member of Hunter Wise Financial Group, LLC since 2003, currently serving as its Managing Director. During his time at Hunter Wise Financial Group, LLC, Mr. McClory has completed public offerings, financings and M&A deals for clients listed on the London Stock Exchange, NASDAQ, NYSE Amex, the Toronto Stock Exchange, and the Over-the-Counter Markets. He has opened Hunter Wise Financial Group, LLC offices in London and Beijing in support of the firm’s investment banking clients in both locations. Mr. McClory earned his BS in English and an MA in Language and International Trade from Eastern Michigan University.

Mr. McClory will be compensated for his services at the same level as the other non-employee directors of the Company, pursuant to the Company’s Non-Employee Director Compensation Program, which is further described below.

There is no family relationship between either of Mr. Estalella or Mr. McClory and any of our other officers and directors. There are no understandings or arrangements between either of Mr. Estalella or Mr. McClory and any other person pursuant to which either was selected as an officer.

Except for the aforementioned arrangements, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which either of Mr. Estalella or Mr. McClory had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Additionally, on August 6, 2013, Jeremy R. DeLuca and the Company agreed that Mr. DeLuca’s title with the Company would be changed from that of Executive Vice President and Chief Marketing Officer to President of Sales and Marketing. Mr. DeLuca will continue to report to the Company’s CEO, Brad Pyatt, and his day to day responsibilities will remain the same. The Board of Directors voted to accept this new designation. Accordingly, Mr. DeLuca will no longer be a named executive officer, including for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The change in Mr. DeLuca’s title was not as a result of any disagreements between him and the Company with respect to the Company’s operations, policies or practices.

Additionally, on August 6, 2013, Cory J. Gregory and the Company agreed that Mr. Gregory’s title with the Company would be changed from that of Executive Vice President to that of Executive Vice-President of Brand Awareness and Social Media. The Board of Directors voted to accept this new designation. Mr. Gregory will remain a named executive officer, including for purposes of the Exchange Act

Additionally, on August 6, 2013, pursuant to a compensation report obtained from an independent third party (the “Report”) and based upon the recommendations of the Company’s Compensation Committee to follow in form the report’s recommendations, the Board voted and approved the following changes to the base compensation for the following named executive officers:

•	L. Gary Davis, the Company’s Chief Financial Officer, had his base salary increased from $130,000 per annum to $225,000 per annum; and

•	Cory J. Gregory, the Company’s Executive Vice-President of Brand Awareness and Social Media, had his base salary increased from $130,000 per annum to $200,000 per annum.

Additionally, on August 6, 2013, also pursuant to the Report, the Board voted to adopt the recommendation of the Company’s Compensation Committee to amend the Company’s Non-Employee Director Compensation Program to include the following compensation to be paid to each non-employee director:

•	an annual cash retainer equal to $35,000;
•	for each member of the Audit Committee, an annual cash fee equal to $10,000, except in the case of the Audit Committee Chairman, who shall receive an annual cash fee equal to $15,000;
•	for each member of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, an annual cash fee equal to $5,000, except for (i) the Chairman of the Compensation Committee who shall receive an annual cash fee equal to $10,000, and (ii) the Chairman of the Nominating and Corporate Governance Committee who shall receive an annual cash fee equal to $7,000; and
•	an annual equity grant in the form of restricted stock or restricted stock units valued at $80,000, generally based on the closing price of the Company’s common stock on the date of such grant, which shall vest over a period of three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: August 9, 2013
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President